Grant Park Fund Weekly Commentary

For the Week Ended May 20, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Jun 2006 - May 2011)

Class	Week ROR	MTD MAY 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-0.4%	-7.3%	-4.6%	5.6%	-1.6%	3.3%	5.4%	3.3%	12.5%	-16.4%	0.3	0.4
B**	-0.4%	-7.3%	-4.8%	5.0%	-2.3%	2.6%	N/A	2.6%	12.5%	-17.1%	0.3	0.3
Legacy 1***	-0.3%	-7.1%	-3.7%	7.4%	N/A	N/A	N/A	-0.6%	11.8%	-10.9%	0.0	-0.1
Legacy 2***	-0.3%	-7.1%	-3.9%	7.0%	N/A	N/A	N/A	-0.9%	11.7%	-11.1%	0.0	-0.1
Global 1***	-0.4%	-6.7%	-4.6%	2.7%	N/A	N/A	N/A	-2.9%	11.0%	-13.3%	-0.2	-0.3
Global 2***	-0.4%	-6.7%	-4.7%	2.5%	N/A	N/A	N/A	-3.2%	10.9%	-13.5%	-0.2	-0.4
Global 3***	-0.4%	-6.8%	-5.4%	0.6%	N/A	N/A	N/A	-5.0%	10.9%	-14.6%	-0.4	-0.6

S&P 500 Total Return Index****	-0.3%	-2.1%	6.8%	24.8%	0.6%	3.1%	2.5%	3.1%	17.9%	-50.9%	0.3	0.2
Barclays Capital U.S. Long Gov Index****	0.5%	2.1%	3.0%	4.4%	6.7%	7.5%	7.1%	7.5%	11.1%	-12.3%	0.7	1.2

* Performance metrics are calculated using April 2011 month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	34%					34%
Energy	8%	Short	Natural Gas	3.0%	Short	8%	Short	Natural Gas	3.2%	Short
			Gasoline Blendstock	1.8%	Long			Crude Oil	2.3%	Short
Grains/Foods	9%	Long	Corn	2.7%	Long	8%	Long	Corn	2.8%	Long
			Soybeans	1.4%	Long			Soybeans	1.6%	Long
Metals	17%	Long	Gold	5.3%	Long	17%	Long	Gold	4.5%	Long
			Aluminum	3.3%	Long			Aluminum	3.2%	Long
FINANCIALS	66%					66%
Currencies	27%	Short $	Australian Dollars	2.2%	Long	27%	Short $	Australian Dollars	2.2%	Long
			Mexican Peso	1.6%	Long			Euro	2.0%	Short
Equities	15%	Long	Dax Index	4.0%	Long	16%	Long	Dax Index	4.4%	Long
			S&P 500	2.7%	Long			S&P 500	2.6%	Long
Fixed Income	24%	Long	U.S. 2-Year Treasury Notes	4.4%	Long	24%	Long	U.S. 2-Year Treasury Notes	5.1%	Long
			Eurodollars	3.1%	Long			Eurodollars	2.9%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil markets declined as weak U.S. housing and manufacturing data weighed on industrial demand. Additional pressure on crude oil markets was caused by uncertainty regarding the outcome of an upcoming meeting of the Organization of Petroleum Exporting Countries (OPEC). Natural gas prices also fell as forecasts for this upcoming hurricane season were in line with earlier predictions.

Grains/Foods	Grains markets moved sharply higher as heavy rains in the Midwest caused planting delays. Prices in the live cattle markets moved lower on weak demand.
Metals

Renewed concerns regarding inflation led to increased buying in the precious metals markets and drove gold and silver prices higher. Speculators drove the copper markets higher due to beliefs that copper demand may outpace supplies by year-end.

Currencies

The Japanese yen moved lower against major counterparts following reports Japanese growth had slowed more than expected due to the recent earthquake. The Swiss franc posted gains as weak economic data in the U.S. supported demand for safe-haven currencies. The Euro also moved higher as investors believed the European Central Bank will raise Eurozone interest rates at a faster pace than its major counterparts.

Equities

Global equity markets declined as investors saw weak economic data in the U.S. as a sign the global economic slowdown may continue. European share prices fell following reports European finance ministers were revisiting plans to provide further aid to Greece.

Fixed Income

U.S. Treasury markets finished modestly higher as weak investor sentiment prompted buying. Fears resurfaced surrounding the Greek and Portuguese debt markets and added to demand for U.S. debt as investors sought alternatives to Eurozone debt products.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.